Supplement To Prospectus Supplement Dated December 23, 2004
(To Prospectus Dated October 26, 2004)

                                  $241,056,977
                                   (NOTIONAL)

                                INDYMAC MBS, INC.
                                    DEPOSITOR

                               [INDYMAC BANK LOGO]
                           SELLER AND MASTER SERVICER

                 RESIDENTIAL ASSET SECURITIZATION TRUST 2004-A10
                                     ISSUER

     This Supplement updates the prospectus supplement dated December 23, 2004 that has been issued with respect to the Residential Asset Securitization Trust
2004-A10, Mortgage Pass-Through Certificates, Series 2004-J (the
"CERTIFICATES"), as described below.

     Subject to the terms and conditions set forth in the underwriting agreement dated December 29, 2004 between the depositor and UBS Securities LLC, the depositor has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase, the class of Certificates set forth in the table below.

--------------------------------------------------------------------------------
                               NOTIONAL AMOUNT
   DESIGNATION                  (APPROXIMATE)              PASS-THROUGH RATE
--------------------------------------------------------------------------------
   Class A-X                    $241,056, 977                  Variable
--------------------------------------------------------------------------------

     Proceeds to the depositor from the sale of these Certificates (the
"UNDERWRITTEN CERTIFICATES") are expected to be approximately 1.384765% of the
Notional Amount of the Underwritten Certificates plus accrued interest before deducting expenses payable by the depositor. The Underwritten Certificates will be purchased by UBS Securities LLC on or about December 29, 2004.

     Distribution of the Underwritten Certificates will be made by UBS
Securities LLC from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale. UBS Securities LLC may effect such transactions by selling the Underwritten Certificates to or through dealers and such dealers may receive from UBS Securities LLC, for which they act as agent, compensation in the form of underwriting discounts, concessions or commissions. UBS Securities LLC and any dealers that participate with UBS
Securities LLC in the distribution of the Underwritten Certificates may be deemed to be underwriters, and any discounts, commissions or concessions received by them, and any profits on resale of the Underwritten Certificates purchased by them, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

     The depositor has been advised by UBS Securities LLC that it intends to make a market in the Underwritten Certificates but UBS Securities LLC has no
obligation to do so. There can be no assurance that a secondary market for the
Underwritten Certificates will develop or, if it does develop, that it will continue or that it will provide certificateholders with a sufficient level of liquidity of investment.

     The depositor has agreed to indemnify UBS Securities LLC against, or make contributions to UBS Securities LLC with respect to, liabilities customarily indemnified against, including liabilities under the Securities Act of 1933, as amended.

     This Supplement also updates the "Summary--ERISA Considerations" and "ERISA
Considerations" sections on page S-5 and pages S-56 through S-57, respectively, in the prospectus supplement, to reflect the fact that the Underwritten
Certificates are being purchased by a person to whom the Exemption has been granted.

                               ------------------

     This Supplement does not contain complete information about the
Underwritten Certificates. Additional information is contained in the prospectus supplement dated December 23, 2004 prepared in connection with the issuance of the offered certificates and in the prospectus of the depositor dated October
26, 2004. You are urged to read this Supplement, the prospectus supplement, and the prospectus in full.

                               UBS INVESTMENT BANK

                The date of this Supplement is December 29, 2004